May 8, 2008

Dear Ashok:

It is with great pleasure that we offer you a position with Nu Skin Enterprises as Chief Marketing Officer. The CMO reports directly to Truman Hunt, Chief Executive Officer.

Associated with this opportunity, we offer you a starting base salary of $250,000 for the first year, with an opportunity for annual adjustments subject to company profitability, market data and personal performance. You will also receive a $75,000 gross signing bonus, $25,000 of which will be held back as a potential offset for any adverse market adjustment on the sale of your home (outlined below). Beginning the second year, upon the anniversary of your start date, your base salary will be increased to $275,000. You will also participate in the benefits listed below and other standard benefits not specifically identified below, reserved for NSE management.

•	You are eligible to earn a cash incentive award each quarter calculated as a percentage of your annual base salary. Governed by the Senior Executive Incentive Plan, the cash incentive target level for your position is 60%. You will be guaranteed 50% of the first year’s potential bonus. The payout formula is based upon the achievement of NSE and your objectives.

•	On an ongoing basis, at the discretion of the company, you will be issued 35,000 non-qualified stock options per year or 17,500 semi-annually as part of the NSE stock option program. The next date of semi-annual stock option grants is currently anticipated for September 2008. These options have a four-year vesting period with 25% being vested each year on the anniversary date of the issue. Upon your start date you will receive 17,500 stock options. You will then fall into the regularly scheduled stock option program.

•	You may participate in NSE’s 401k plan in which the Company matches up to 3% of your salary when you contribute at least 4% of your salary. The 401k booklet previously given you outlines more details on the Company 401k plan. The employee contribution can begin once employed. The company contribution begins one year after the employee’s hire date.

•	You will be eligible to participate in the Company’s Deferred Compensation Plan. You may contribute 100% of your bonuses, and up to 80% of your base salary. You will receive a company contribution of 10% of your annual base salary. This contribution is made quarterly.

•	You will receive an unlimited allotment of NSE product from the NSE Employee Store for personal and immediate family use, subject to availability.

•	You will be eligible for our executive relocation package (see attached).

•	You will also have vacation days to use as needed.

•	You will also receive one year of severance should your employment be terminated by the Company without cause. This also includes any non-compete obligations you would owe to the Company. As used herein, “cause” refers to (i) any act or omission that constitutes a material breach by you or your obligations as CMO and which breach is materially injurious to the Company, (ii) your willful and continued failure or refusal to substantially perform the duties required of you in your position with the Company, which failure is not cured within twenty (20) days following written notice of such failure, (iii) any willful violation by you of any material law or regulation applicable to the business of the Company or any of its subsidiaries or affiliates, or your conviction of, or a plea of nolo contendre to, a felony, or any willful perpetration by you of a common law fraud, or (iv) any other willful misconduct by you that is materially injurious to the financial condition or business reputation of, or is otherwise materially injurious to, the Company or any of its subsidiaries or affiliates. Notwithstanding the foregoing, you understand that the Company is in the process of drafting a formal severance policy for executives and it is anticipated that the definition of cause in that policy will apply to all executives once the policy is finalized.

•	In the event your home should sell for less than the appraised value, the Company shall bonus you for up to $200,000 for any shortfall. Which shortfall should be offset dollar for dollar by the $25,000 signing bonus withheld, pending the sale of your home. If the sale of your home is not more than $175,000 below the appraised value you will receive the $25,000 offset as described above. Between $175,000 and $200,000 the $25,000 offset described above would prorated for a total shortfall assistance of $200,000.

•	While you are not, at present, a formal member of the Executive Committee, it is our intent to transition you to full membership and our target is to complete such a transition within 6 months of your start date.

•	Your employment will be “at will” and the terms of any and all compensation benefits are subject to change at the discretion of the Compensation Committee of the Board of Directors; provided, however, the signing bonus, the relocation benefits described herein, and the severance benefits (for a period of four years) shall not be subject to change and the scheduled increase to salary next year shall occur as indicated.

Nu Skin is poised on a very competitive and opportunity –rich marketplace. We believe you have the talent and skills necessary to make a valuable contribution in our global organization, and we look forward to a rich, rewarding and long term professional relationship with you. We recognize that this position involves a significant relocation for you and your spouse from New York to Utah and if there is anything we can do to assist you in making a smooth transition to the Nu Skin organization and to Utah, please let us know at your earliest convenience. If you elect to join the Nu Skin organization, we are prepared to have you begin work as early as possible.

Sincerely,

/s/   David Daines
        David Daines
Vice President, Human Resources

cc: File

I accept the offer as stipulated above:__________________________________